Exhibit 99.1

Estimated Box Office on RealD-Enabled Screens for October 2015

LOS ANGELES (Nov 9, 2015)  RealD Inc. (NYSE: RLD) today announced that for October 2015, box office on RealD-enabled screens is estimated to be approximately $230 million ($121 million domestic, $109 million international).  This represents the first monthly period of RealD’s third quarter of fiscal 2016 ending December 31, 2015.

Note: RealD’s estimates of box office on RealD-enabled screens rely on box office tracking data. Estimated international box office encompasses the 19 foreign countries where tracking data is available.  The 19 foreign countries do not include China and represent approximately 80% of RealD’s international license revenue.

Cautionary note on forward-looking statements

This release includes forward-looking information and statements concerning the estimated box office on RealD-enabled screens domestically and internationally for the monthly and for the quarterly periods. These statements are based on RealD’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside RealD’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. RealD’s annual and quarterly reports include a more detailed discussion of the risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements.

RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

About RealD Inc.

RealD is a leading global licensor of 3D and other visual technologies. RealD is the world’s most widely used 3D technology and our extensive intellectual property portfolio is used in applications and products that enable a premium viewing experience in the theatre, the home and elsewhere.

RealD was founded in 2003 and has offices in Beverly Hills; Boulder; London; Moscow; Shanghai; Hong Kong; and Tokyo.  For more information, please visit our website at www.reald.com.

© 2015 RealD Inc. All Rights Reserved.

Contact:

Investor Contact:

Addo Communications

310-829-5400

investors@reald.com